                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D. C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                        HOME PROPERTIES OF NEW YORK, INC.
                        ---------------------------------
                                (NAME OF ISSUER)



                                  COMMON STOCK
                                  ------------
                         (TITLE OF CLASS OF SECURITIES)


                                    437306103
                                    ---------
                                 (CUSIP NUMBER)


                                    12/31/00
                                    --------
                                     (DATE)


        CHECK THE FOLLOWING BOX IF FEE IS BEING PAID WITH THIS STATEMENT


              -----------------------------------------------------

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CUSIP NO.          437306103
             ----------------------
--------------------------------------------------------------------------------

1)       Names of Reporting Persons         I.R.S. No.  31-0738296
         S.S. or I.R.S. Identification Nos. of           BANK ONE CORPORATION
         Above Persons
--------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                              (a)  ___________________
         (See Instructions)                             (b)  ___________________
--------------------------------------------------------------------------------

3)       SEC Use only
--------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                    ILLINOIS
--------------------------------------------------------------------------------

Number of Shares           (5)  Sole Voting Power                           0
                                                              ------------------
Beneficially               (6)  Shared Voting Power                         0
                                                              ------------------
Owned by                   (7)  Sole Dispositive Power                      0
                                                              ------------------
Each Reporting             (8)  Shared Dispositive Power                    0
                                                              ------------------
Person with
--------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially                                      0
         Owned by Each Reporting Person                       ------------------

--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
--------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                               0.0%
                                                              ------------------
--------------------------------------------------------------------------------


12)      Type of Reporting Person
         (See Instructions)                                                HC
                                                              ------------------

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
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
SEC 13G

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 13G Amendment No. 1

Item 1(a)         Name of Issuer:                                           Home Properties of New York, Inc.
                                                                       ----------------------------------------------

Item 1(b)         Address of Issuer's principal executive
                   offices:                                                 850 Clinton Square
                                                                       ----------------------------------------------
                                                                            Rochester, NY  14604
                                                                       ----------------------------------------------

                                                                       ----------------------------------------------

Item 2(a)         Name of person filing:             BANK ONE CORPORATION

Item 2(b)         Address of principal business office or,                  One First National Plaza
                  if none residence:                                        Chicago, IL 60670

Item 2(c)         Citizenship:                                Not Applicable
                                                              -------------------------------------------------------

Item 2(d)         Title of class of securities:               Common Stock
                                                              -------------------------------------------------------

Item 2(e)         CUSIP No.:                                  437306103
                                                              -------------------------------------------------------

Item 3. This statement is filed pursuant to Rule 13d-2.

Item 4.  Ownership

                  This beneficial ownership by BANK ONE CORPORATION with respect
                  to common shares of                         Home Properties of New York, Inc. :
                                                              -------------------------------------------------------

                  (a)      Amount beneficially owned:                            0
                                                              -------------------------------------------------------
                  (b)      Percent of class                                    0.0%
                                                              -------------------------------------------------------

                  (c)      Number of shares as to which such person has:

                           (I)      Sole power to vote or to direct the vote:                           0
                                                                                        -----------------------------
                           (ii)     Shared power to vote or to direct the vote:                         0
                                                                                        -----------------------------
                           (iii)    Sole power to dispose or to direct the
                                    disposition of:                                                     0
                                                                                        -----------------------------
                           (iv)     Shared power to dispose or to direct the
                                    disposition of:                                                     0
                                                                                        -----------------------------

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
Item 5.  Ownership of 5 percent or less of a Class.                                           [X]
                                                                                -----------------------------

Item 6.  Ownership of More than 5 percent on Behalf of Another Person.                        N/A
                                                                                -----------------------------

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security
                  Being Reported on By the Parent Holding Company.
                                                                                -----------------------------

                  Bank One Trust Company, N.A.

Item 8.  Identification and Classification of Members of the Group.                           N/A
                                                                                -----------------------------

Item 9.  Notice of Dissolution of Group.                                                      N/A
                                                                                -----------------------------

Item 10. Certification.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated:                     August 29, 2001
                   -------------------------------------------------------------


                                                   BANK ONE CORPORATION

                                          By:      /s/ DAVID J. KUNDERT
                                                   David J. Kundert
                                                   EXECUTIVE VICE PRESIDENT